Exhibit A

IF YOU DO NOT WANT TO SELL YOUR UNITS AT THIS TIME,
PLEASE DISREGARD THIS NOTICE.
THIS IS SOLELY A NOTIFICATION OF THE FEEDER FUND’S TENDER OFFER.

February 26, 2025

Dear Ironwood Multi-Strategy Fund LLC Member:

We are writing to inform you of important dates relating to a tender offer (an “Offer”) by Ironwood Multi-Strategy Fund LLC (the “Feeder Fund”).  If you are not interested in having the Feeder Fund repurchase your units of limited liability company interest of the Feeder Fund (the “Units”), please disregard this notice and take no action.

The Offer will begin on February 26, 2025 and will expire at 11:59 p.m., Eastern Daylight Time, on March 27, 2025.  The purpose of the Offer is to provide liquidity to members of the Feeder Fund.  Units may be presented to the Feeder Fund for purchase only by tendering them during one of the Feeder Fund’s announced tender offers.

Should you wish to tender all or a portion of your Units for purchase by the Feeder Fund pursuant to this Offer, please complete and return the enclosed Request to Tender Form so that it is received by the Bank of New York Mellon no later than 11:59 p.m., Eastern Daylight Time, on March 27, 2025.

If you do not wish to have all or any portion of your Units repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR UNITS REPURCHASED.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the Offer, or call Ironwood at (415) 777-2400.

Sincerely,

Ironwood Multi-Strategy Fund LLC

By:	/s/ Jonathan A. Gans
Jonathan A. Gans
President and Chairman of the Board

IRONWOODPARTNERS.COM
ONE MARKET PLAZA, STEUART TOWER, SUITE 2500, SAN FRANCISCO, CA 94105
PHONE: (415) 777-2400   FAX: (415) 777-2600
IR@IRONWOODPARTNERS.COM

Cover Letter to Offer to Purchase and Letter of Transmittal
Clients of Merrill Lynch, Pierce, Fenner & Smith, Inc. (“Merrill Lynch”)

IF YOU DO NOT WANT TO SELL YOUR UNITS AT THIS TIME, PLEASE DISREGARD THIS NOTICE.
THIS IS SOLELY A NOTIFICATION OF THE FEEDER FUND’S TENDER OFFER.

February 26, 2025

Dear Ironwood Multi-Strategy Fund LLC Member:

We are writing to inform you of important dates relating to a tender offer (an “Offer”) by Ironwood Multi-Strategy Fund LLC (the “Feeder Fund”).  If you are not interested in having the Feeder Fund repurchase your units of limited liability company interest of the Feeder Fund (the “Units”), please disregard this notice and take no action.

The Offer will begin on February 26, 2025 and will expire at 11:59 p.m., Eastern Daylight Time, on March 27, 2025.  The purpose of the Offer is to provide liquidity to members of the Feeder Fund.  Units may be presented to the Feeder Fund for purchase only by tendering them during one of the Feeder Fund’s announced tender offers.

Should you wish to tender all or a portion of your Units for purchase by the Feeder Fund pursuant to this Offer, please contact your Advisor who will provide you a customized Tender Offer Form for your account. Contained in this offer kit is a sample Tender Offer Form which is for your reference only.

The Tender Offer Form generated for your account will need to be signed and returned to your Advisor. Upon receiving the signed form, your Advisor will then submit the order. Your Advisor must submit the form by no later than 11:59 p.m., Eastern Daylight Time, on March 27, 2025.  If you do not wish to have all or any portion of your Units repurchased, simply disregard this notice.  NO ACTION IS REQUIRED IF YOU DO NOT WISH TO HAVE ANY OF YOUR UNITS REPURCHASED.

If you have any questions, please refer to the attached Offer to Purchase document, which contains additional important information about the tender offer, or call your Advisor.